FOR RELEASE March 13, 2013

Contact: ICR, Inc.

Bill Zima/Rob Koepp

(+86) 10-6583-7511

(646) 328-2510

Chindex International, Inc. Reports Fourth Quarter and Full Year 2012 Financial Results
4Q12 Revenue up 36% to $43.5 Million
4Q12 Adjusted EBITDA up 45% to $9.0 Million
FY12 Revenue up 33% to $152.4 Million, Topping Guidance Range
FY12 Adjusted EBITDA Margin Reached 18.5%
FY13 Strategic Priorities Focus on Facility Ramp-up and Continued Expansion

Bethesda, Maryland – March 13, 2013 – Chindex International, Inc. (NASDAQ: CHDX), an American health care company providing health care services in China through the operations of United Family Healthcare (“UFH”), a network of private primary care hospitals and affiliated ambulatory clinics, today announced financial results for the fourth quarter and full year of 2012 ended December 31, 2012.

Fourth Quarter 2012 Financial Highlights

•	Revenue from healthcare services increased 36% to $43.5 million from $31.9 million in the prior year period.

•	Adjusted EBITDA rose by 45% to $9.0 million from $6.2 million in the prior year period.

•	Development, pre-opening and start-up expense was $2.8 million compared to $2.6 million in the prior year period.

•	Income from operations increased 90% to $4.0 million from $2.1 million in the prior year period.

•	Net income increased 196% to $3.5 million, or $0.20 per diluted share, compared to net income of $1.2 million, or $0.07 per diluted share, in the prior year period.

Roberta Lipson, President and CEO of Chindex, commented, “UFH’s expanding capacity allowed us to accommodate increased seasonal traffic at the onset of winter as well as better serve scheduled treatments and surgeries, resulting in exceptionally strong quarterly top-line growth of 36%. Throughout 2012, we focused on strengthening our market positioning and ramping up new facilities and service lines. This level of revenue growth along with a 45% jump in adjusted EBITDA profitability testify to the merits of our strategy.”

“Since the fourth quarter, we have seen important progress in development projects throughout our network. The Beijing United Family Rehabilitation Hospital has entered the final stage of licensing and regulatory approvals and is expected to begin limited operations within the first half of 2013. The recently opened Beijing United CBD Clinic has been caring for patients since the beginning of 2013, extending the platform of our international-standard patient-centric services to Beijing’s busiest commercial and cultural hub. In Shanghai, based on encouraging market response to our hospital and clinic facilities there, we are working on a significant expansion of the affiliated clinic we opened last year.”

“Throughout 2013, we intend to continue to focus on expanding geographically and across service lines. In line with this strategy, we plan to bolster operating infrastructure and technology platforms to support growth, service efficiency and quality, and solidify a basis for sustainable long-term shareholder returns. In 2013, we expect full year revenue growth to be in the mid to high-twenties level driven by strong demand in existing facilities as well as growing contribution from new facility openings. We expect adjusted EBITDA growth to be in the mid to high-teens. We once again stress that we believe adjusted EBITDA performance to be the best metric to measure our operational achievements as we carry out our network expansion across multiple fronts which include unprecedented, pioneering projects in China’s healthcare sector. Development, preopening and start-up expenses are expected to be approximately $14 million primarily driven by our new Beijing United Family Rehabilitation Hospital and Tianjin United Family Hospital’s second year of operations. Lastly, equity contribution from our medical technology joint venture, Chindex Medical Limited (“CML”), is expected to provide a positive contribution to earnings in the same general range as we have seen in 2012 and 2011.”

Fourth Quarter 2012 Financial Results

Fourth quarter 2012 revenue from healthcare services increased 36% to $43.5 million from $31.9 million in the prior year period. These results reflect continued growth of in-patient and out-patient volume across the United Family Healthcare network as well as increasing contributions from the phased expansion of the Company’s flagship hospital in Beijing. Out-patient services contributed 55% and in-patient services contributed 45% of revenue, compared with 58% and 42%, respectively, in the prior year period. By service line, surgical services contributed 19.9%, OB/GYN contributed 16.7%, pediatrics contributed 9.4%, ancillary services contributed 31.1% and other clinical service lines contributed 22.8% of revenue.

Operating expenses in the fourth quarter of 2012 increased 32% to $39.5 million from $29.8 million in the prior year period. These costs were primarily driven by the Company’s recently opened expansions as well as development of new facilities. Salaries, wages and benefits in the fourth quarter of 2012 increased 29% to $22.3 million from $17.3 million in the prior year period, reflecting a 32% increase in headcount to support revenue growth and development activities, including newly recruited staff now on-board in anticipation of the opening of the Company’s Beijing United Family Rehabilitation Hospital. Development, pre- and post-opening and start-up expenses were $2.8 million this quarter, compared to $2.6 million for the prior year period. These expenses were driven by development projects across all markets, including particularly the Beijing United Family Rehabilitation Hospital and the ramp-up of Tianjin United Family Hospital. Operating expenses also included certain non-cash expenses including $857,000 of stock-based compensation expense compared to $630,000 for the prior year period.

Adjusted EBITDA in the fourth quarter of 2012 increased 45% to approximately $9.0 million from $6.2 million in the prior year period. The Adjusted EBITDA margin in the fourth quarter was 21%, exceeding management’s upper-teen percentage guidance. The Adjusted EBITDA results illustrate the consistent and improving profitability and expanding earnings base of existing UFH facilities.

Income from operations increased to $4.0 million from $2.1 million in the prior year period.

The Company recorded a $2.3 million provision for taxes in the fourth quarter of 2012 compared to $835,000 in the prior year period. As in past quarters, the current period provision continued to be heavily impacted by losses in development and start-up entities for which the Company cannot currently recognize tax benefits.

Net income for the quarter ended December 31, 2012 was $3.5 million, or $0.20 per diluted share, compared to net income of $1.2 million, or $0.07 per diluted share, in the prior year period. For the fourth quarter of 2012, weighted average diluted shares outstanding were 17.7 million.

As of December 31, 2012, the Company had $33.2 million in unrestricted cash, cash equivalents and investments.

Full Year 2012 Financial Results

During the full year ended December 31, 2012, revenue from healthcare services increased 33% to $152.4 million from $114.4 million in the prior year period, reflecting growing in-patient and out-patient volume across the United Family Healthcare network. Out-patient services contributed 58% of revenue and in-patient services contributed 42% of revenue for the full year of 2012, compared to 59% and 41% respectively in the year ago period. By service line, surgical services contributed 20.2%, OB/GYN contributed 15.8%, pediatrics contributed 8.3%, ancillary services contributed 32.3% and other services contributed 23.4% of revenue.

Operating expenses for the full year 2012 increased 31% to $142.9 million from $108.7 million in the prior year period. Development, pre-opening and start up expenses rose to $11.2 million from $7.8 million in the prior year period primarily as a result of expenses related to the Company’s Beijing and Tianjin projects. Operating expenses also included certain non-cash expenses including $3.4 million of non-cash stock compensation expense compared to $3.2 million for the prior year.

Income from operations increased 68% to $9.5 million compared to income from operations of $5.7 million in the prior year period.

Adjusted EBITDA increased 49% to $28.2 million from $19.0 million in the prior year period, reflecting a 19% margin, meeting the Company’s upper teens target for the year.

Net income was $4.1 million, or $0.24 per diluted share, compared to net income of $3.2 million, or $0.20 per diluted share, in the prior year period. For the full year ended December 31, 2012, the weighted average diluted shares outstanding were 17.7 million.

Chindex Medical Limited

For Chindex Medical Limited, a joint venture (CML) between Shanghai Fosun Pharmaceutical (Group) Co., Ltd. (“Fosun Pharma”) and Chindex International, Chindex recognizes its 49% interest in CML’s net income using the equity method of accounting. In the fourth quarter and full year ended December 31, 2012, Chindex recognized income of $1.6 million and $1.0 million, respectively, for its 49% equity in the operating results of CML. This consisted of income of $1.7 million and $1.5 million, respectively, for the stand-alone net income (loss) of CML (after recognition of stock-based compensation expense) and after deducting $129,000 and $515,000, respectively, for the amortization of basis differences attributable to acquired intangibles. The results are consistent with the Company’s expectations.

Non-GAAP Measures

The Company presents Adjusted EBITDA to better illustrate ongoing operational results. Adjusted EBITDA is defined as income (loss) before interest expense, interest and other income, income taxes, depreciation and amortization, and also excludes development, pre-opening and start-up expenses related to new and pending hospitals and clinics, equity in earnings (loss) income of unconsolidated affiliate, non-recurring charges for Chindex Medical Limited (CML) joint venture formation. The Company anticipates recurring development, pre-opening and start-up expense and notes that such expense is a basic element of the long term growth plan. Management believes that providing an Adjusted EBITDA analysis to investors is a helpful metric to better illustrate the Company’s operations, including development plans, and changes in presentation from historical periods. The Company uses Adjusted EBITDA for business planning and other purposes. Other companies may calculate Adjusted EBITDA differently, and therefore Chindex’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company’s business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of operating performance.

Conference Call

Management will host a conference call at 8:00 am ET Thursday morning on March 14, 2013 to discuss financial results. To participate in the conference call, U.S. domestic callers may dial 1-877-303-9231 and international callers may dial 1-760-666-3567 approximately 10 minutes before the conference call is scheduled to begin. The conference ID is 98477085. A webcast and replay of the earnings call will be accessible via Chindex’s website at http://ir.chindex.com/events.cfm.

About Chindex International, Inc.

Chindex is an American health care company providing health care services in China through the operations of United Family Healthcare, a network of private primary care hospitals and affiliated ambulatory clinics. United Family Healthcare currently operates in Beijing, Shanghai, Tianjin and Guangzhou. The Company also provides medical capital equipment and products through Chindex Medical Ltd., a joint venture company with manufacturing and distribution businesses serving both domestic China and export markets. With more than thirty years of experience, the Company’s strategy is to continue its growth as a leading integrated health care provider in the Greater China region. Further Company information may be found at the Company’s website at http://www.chindex.com.

Safe Harbor Statement

Statements made in this press release relating to plans, strategies, objectives, economic performance and trends and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, updates and additions to those “Risk Factors” in the Company’s interim reports on Form 10-Q, Forms 8-K and in other documents filed by us with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue” or similar terms or the negative of these terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.

Financial Summary Attached

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except share and per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011

Healthcare services revenue	$43,514	$31,932	$152,442	$114,397

Operating expenses
Salaries, wages and benefits	22,275	17,306	83,264	64,074
Other operating expenses	6,583	4,429	22,287	17,947
Supplies and purchased medical services	5,225	4,124	18,807	13,233
Bad debt expense	919	735	3,179	2,131
Depreciation and amortization	2,190	1,492	7,458	5,145
Lease and rental expense	2,335	1,749	7,937	6,199

	39,527	29,835	142,932	108,729

Income from operations	3,987	2,097	9,510	5,668

Other income and (expenses)
Interest income	324	251	811	803
Interest (expense)	(100)	(355)	(456)	(645)
Equity in income of unconsolidated affiliate	1,589	—	1,016	1,121
Miscellaneous expense (income) — net	15	15	10	(58)

Income before income taxes	5,815	2,008	10,891	6,889
Provision for income taxes	(2,338)	(835)	(6,799)	(3,688)

Net income	$3,477	$1,173	$4,092	$3,201

Net income per common share — basic	$.21	$.07	$.25	$.20

Weighted average shares outstanding — basic	16,479,526	16,222,937	16,374,054	16,141,063

Net income per common share — diluted	$.20	$.07	$.24	$.20

Weighted average shares outstanding — diluted	17,714,155	17,244,391	17,727,996	17,413,330

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$33,184	$33,755
Restricted cash	754	—
Investments	—	26,394
Accounts receivable, less allowance for doubtful accounts of $10,612 and $8,300, respectively	19,564	13,947
Receivables from affiliates	2,110	10,984
Inventories of supplies, net	2,328	2,307
Deferred income taxes	3,209	3,887
Other current assets	3,798	4,652

Total current assets	64,511	95,926
Restricted cash and sinking funds	20,351	1,030
Investments	—	100
Investment in unconsolidated affiliate	34,847	33,728
Property and equipment, net	97,952	65,465
Noncurrent deferred income taxes	925	424
Other assets	3,428	2,719

Total assets	$222,450	$199,392

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$1,586	$—
Accounts payable	9,520	3,957
Payable to affiliates	1,334	9,404
Accrued expenses	15,540	11,735
Other current liabilities	8,558	5,549
Income taxes payable	2,772	2,141

Total current liabilities	39,310	32,786
Long-term debt and convertible debentures	32,812	23,818
Long-term deferred tax liability	262	287

Total liabilities	72,384	56,891

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 500,000 shares authorized, none issued	—	—
Common stock, $.01 par value, 28,200,000 shares authorized, including 3,200,000 designated Class B:
Common stock – 15,904,836 and 15,652,917 shares issued and outstanding at December 31, 2012 and December 31, 2011, respectively	159	157
Class B stock – 1,162,500 shares issued and outstanding at September 30, 2012 and December 31, 2011, respectively	12	12
Additional paid-in capital	122,109	118,930
Retained earnings	18,583	14,491
Accumulated other comprehensive income	9,203	8,911

Total stockholders’ equity	150,066	142,501

Total liabilities and stockholders’ equity	$222,450	$199,392

CHINDEX INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year ended December 31,
	2012	2011
OPERATING ACTIVITIES
Net income	$4,092	$3,201
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,458	5,145
Inventory write down	48	10
Provision for doubtful accounts	3,179	2,131
Loss on disposal of property and equipment	39	80
Equity in income of unconsolidated affiliate	(1,016)	(1,121)
Deferred income taxes	161	(939)
Stock based compensation	3,362	3,177
Foreign exchange (gain) loss	373	(670)
Amortization of debt issuance costs	9	9
Amortization of debt discount	247	247
Changes in operating assets and liabilities:
Restricted cash	(754)	300
Accounts receivable	(8,736)	(3,791)
Receivable from affiliates	8,873	(1,653)
Inventories of supplies	(63)	(811)
Other current assets and other assets	101	(872)
Accounts payable, accrued expenses, other current liabilities and deferred revenue	11,333	4,557
Payable to affiliates	(8,070)	1,669
Income taxes payable	623	(110)

Net cash provided by operating activities	21,260	10,559

INVESTING ACTIVITIES
Purchases of short-term investments and CDs	—	(26,966)
Proceeds from redemption of CDs	26,535	41,091
Purchases of property and equipment	(39,278)	(23,843)

Net cash used in investing activities	(12,743)	(9,718)

FINANCING ACTIVITIES
Restricted cash for IFC RMB loan sinking funds	(11,036)	—
Proceeds from China Exim debt	11,109

Restricted cash for China Exim debt collateral	(8,283)	—

Repayment of debt, sinking fund deposits	(802)

Repurchase of restricted stock for income tax withholding	(293)	(233)

Proceeds from exercise of stock options	112	175

Net cash used in financing activities	(9,193)	(58)

Effect of foreign exchange rate changes on cash and cash equivalents	105	965

Net (decrease) increase in cash and cash equivalents	(571)	1,748
Cash and cash equivalents at beginning of period	33,755	32,007

Cash and cash equivalents at end of period	$33,184	$33,755

Supplemental disclosures of cash flow information:
Cash paid for interest	$551	$670
Cash paid for taxes	$6,094	$4,751
Non-cash investing and financing activities consist of the following:
PPE additions included in accounts payable and payable to affiliates	$529	$7,931

The table below reconciles our consolidated net income to Adjusted EBITDA (in thousands)

	Three months ended		Year ended December 31,
	December 31,
	2012	2011	2012	2011
Consolidated net income	$3,477	$1,173	$4,092	$3,201

Adjustments:
Depreciation and amortization	2,190	1,492	7,458	5,145
Provision for income taxes	2,338	835	6,799	3,688
Interest expense	100	355	456	645
Interest and other income, net	(339)	(266)	(821)	(745)
Development, pre-opening and start-up expense	2,779	2,586	11,236	7,768
Equity in (income) of unconsolidated affiliate	(1,589)	—	(1,016)	(1,121)
Non-recurring charges for CML JV formation	—	—	—	400
	5,479	5,002	24,112	15,780

Adjusted EBITDA	$8,956	$6,175	$28,204	$18,981